Exhibit 99.1

Company/Investor Contact:

Charles Jones

CJones & Associates Public Relations

888-557-6480

305-987-7418

cjones@cjonespr.com

HEMISPHERX BIOPHARMA ANNOUNCES FINANCIAL RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2015

Hemispherx Biopharma Management Team: Reflects Company’s Aggressive Commitment to Strategies Designed to Reach Commercial Goals, Preserve Financial Capital, and Increase Stockholder Value

Conference Call Scheduled for Wednesday, March 30th at 2 PM EDT

PHILADELPHIA - March 29, 2016 - Hemispherx Biopharma (NYSE MKT: HEB) announced its financial results for the year ended December 31, 2015. The net loss was approximately $15,230,000 or $(0.06) per share as compared to a net loss of $17,450,000 or ($0.09) per share for the same twelve-month period in 2014. Cash, cash equivalents and marketable securities were approximately $8,910,000 at December 31, 2015 as compared to $16,108,000 as of December 31, 2014.

We have made several significant changes in the past few months. On September 16, 2015, our Board appointed Peter Rodino as Lead Director. In addition, Rodino and William Mitchell, M.D., Ph.D. were each appointed to the Compensation Committee and Corporate Governance and Nominating Committee. Rodino, Dr. Mitchell and Iraj E. Kiani were each appointed to the Audit Committee.

On February 17, 2016, our Board, by majority vote, terminated the employment of Dr. William A. Carter, our Chairman of the Board, Chief Executive Officer and Chief Scientific Officer. As a result, Dr. Carter also is no longer a director. Dr. Mitchell, one of our independent directors, was appointed Chairman of the Board.

On February 19, 2016, our Board of Directors also made several changes to our executive management team in light of the termination of Dr. Carter, in order to provide effective and competent leadership that will properly position us to achieve our commercial goals and increase stockholder value. In this regard, Adam Pascale was named Chief Financial Officer in addition to his current responsibilities as Chief Accounting Officer. Pascale has been employed with us for 18 years and has more than two decades of public accounting and prior public company experience. He earned a Bachelor of Arts degree in Accounting and Finance from Rutgers University. Mr. Pascale served for several years as a CPA prior to joining the Company, and is a member of both the American and the Pennsylvania Institutes of Certified Public Accountants. Thomas K. Equels, our Company President, resigned as Chief Financial Officer to make way for Mr. Pascale.

On February 25, 2016, our Board appointed Equels to the position of Chief Executive Officer. In that capacity, he is the principal executive officer of the Company.

We have been reexamining our fundamental priorities in terms of direction, corporate culture and our ability to fund operations. As a result, there have been significant changes at the Company in the past few months. As noted above, we have made several changes to the Company’s executive management team to provide a change in leadership that, management believes, will properly position the Company to achieve its commercial goals and increase stockholder value. Recent actions include listing the sale of underutilized assets, aggressively pursuing international sales of clinical grade materials, and implementing a strong financial austerity plan. We are committed to a focused business plan oriented toward finding senior co-development partners with the capital and expertise needed to commercialize the many potential therapeutic aspects of our experimental drug Ampligen® and our approved drug Alferon®. Management’s primary objectives are to generate stockholder value and deliver much needed therapies to patients.

Our flagship products include Alferon N Injection® and the experimental therapeutic Ampligen®. Alferon N Injection® is approved for a category of STD infection, and Ampligen® represents an experimental RNA being developed for globally important viral diseases and disorders of the immune system. Hemispherx' platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Alferon® LDO (Low Dose Oral) is a formulation under development targeting influenza.

The below charts provide summaries of the clinical indications for both Ampligen® and Alferon® currently under development.

We own and operate a 43,000 sq. ft. FDA approved facility in New Brunswick, NJ to produce Alferon® and Ampligen®. We also completed the construction of our $8 million facility enhancement project in 2015 that, upon FDA approval, should provide for a higher capacity, more cost-effective manufacturing process for the production of Alferon N Injection®.

Conference Call Information

Hemispherx will host a conference call to discuss recent changes to the Company’s management and to provide general information regarding the new strategy for the Company’s operations.

Date:	Wednesday, March 30, 2016
Time	2:00 PM EDT
Dial-in numbers:	1-800-346-7359 (domestic)
1-973-528-0008 (international)
Conference number:	27781
Questions:	ir@hemispherx.net by 10:00 AM EDT on Wednesday, March 30, 2016

A digital telephone replay will be available approximately one hour after the conclusion of the call for two weeks until April 13, 2016 by dialing:

Domestic callers: (800) 332-6854

International callers: (973) 528-0005

Conference entry code: 27781

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®), approved for sale in the U.S. and Argentina. The FDA approval of Alferon N Injection® is limited to the treatment of refractory or recurrent external genital warts in patients 18 years of age or older. The Company’s Alferon N Injection® approval in Argentina includes the use of Alferon N Injection® (under the brand name "Naturaferon”) for use in any patients who fail, or become intolerant to recombinant interferon, including patients with chronic active hepatitis C infection. The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information, please visit www.hemispherx.net.

Disclosure Notice

The information in this press release includes certain "forward-looking” statements including without limitation statements about additional steps which the FDA may require and Hemispherx may take in continuing to seek commercial approval of the Ampligen® NDA for the treatment of Chronic Fatigue Syndrome in the United States. The production of new Alferon® API inventory will not commence until the capital improvement and validation phases are complete. While the facility is approved by FDA under the Biological License Application ("BLA”) for Alferon®, this status will need to be reaffirmed upon the completion of the facility's enhancements prior to commercial sale of newly produced inventory product. If and when we obtain a reaffirmation of FDA BLA status and have begun production of new Alferon® API, we will need FDA approval as to the quality and stability of the final product to allow commercial sales to resume in the United States. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for approval of the Ampligen® NDA in the United States and other countries. Any failure to satisfy the FDA regulatory requirements or the requirements of other countries could significantly delay, or preclude outright, approval of the Ampligen® NDA in the United States and other countries.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties including, but not limited to, general industry conditions and competition; general economic factors; the Company’s ability to adequately fund its projects; the impact of pharmaceutical industry regulation and healthcare legislation in the United States and internationally; trends toward healthcare cost containment; technological advances, new products and patents obtained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the Company’s ability to accurately predict the future market conditions; manufacturing difficulties or delays; dependence on the effectiveness of the Company’s patents and other protections for products; and the exposure to litigation, including patent litigation, and/or regulatory actions; as well as numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. The final results of these efforts could vary materially from Hemispherx’s expectations.

Forward-Looking Statements

The foregoing release contains forward-looking statements that can be identified by words such as "will be, investigative, interim, potential" or similar terms, or by express or implied discussions regarding potential efficacy for Hemispherx’s Ampligen®, or regarding potential future revenues from Ampligen®. You should not place undue reliance on these statements. Such forward-looking statements are based on the current beliefs and expectations of Management regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that Ampligen® will receive regulatory approval or be commercially successful in the future. In particular, management's expectations regarding Ampligen® could be affected by, among other things, the uncertainties inherent in research and development, including unexpected clinical trial results and additional analysis of existing clinical data; unexpected regulatory actions or delays or government regulation generally; the Company's ability to obtain or maintain proprietary intellectual property protection; general economic and industry conditions; global trends toward health care cost containment, including ongoing pricing pressures; unexpected manufacturing issues, and other risks and factors described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K on file with the U.S. Securities and Exchange Commission. Hemispherx is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.